Exhibit 3.4

CERTIFICATE OF DESIGNATIONS

OF

SERIES B REDEEMABLE CUMULATIVE
PREFERRED STOCK

(Par Value $0.01 Per Share)

OF

NuCO2 PARENT INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

NuCO2 Parent Inc., a Delaware corporation (the “Corporation”), certifies that, pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), the Board, on December 30, 2008, adopted the following resolutions authorizing the designation of a series of its preferred stock, par value $0.01 per share (the “Preferred Stock”), as “Series B Redeemable Cumulative Preferred Stock” (the “Series B Preferred Stock”) with the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as set forth in this Certificate of Designations:

“RESOLVED, that pursuant to the authority conferred upon the Board by Article IV, Section A.3 of the Certificate of Incorporation, the Board hereby designates 2,500 shares of the Preferred Stock as Series B Preferred Stock and the powers, designations, preferences and relative, participating, optional and other rights of the Series B Preferred Stock and the qualifications, limitations and restrictions thereof, be, and they hereby are, as set forth in the attached Certificate of Designations; and

RESOLVED FURTHER, that the officers of the Corporation be, and they hereby are, authorized and directed to execute, verify and file the Certificate of Designations with the Secretary of State of the State of Delaware and to take any further action as they may deem appropriate in connection with the Certificate of Designations.”

The designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the Series B Preferred Stock shall be as follows.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Certificate of Incorporation.

1.                                       Stated Value.

(a)                                  Series B Preferred Stock.  The shares of Series B Preferred Stock shall be issued by the Corporation for their Series B Stated Value (as herein defined), in such amounts, at such times and to such persons as shall be specified by the Board from time to time.  For the purposes hereof, the “Series B Stated Value” of each share of Series B Preferred Stock (regardless of its par value) shall be $10,000 per share, which Series B Stated Value shall be proportionately increased or decreased for any stock consolidation or stock split, respectively, of the outstanding shares of Series B Preferred Stock.

2.                                       Rank.

(a)                                  Series B Preferred Stock.  The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) junior to all classes and series of Preferred Stock of the Corporation established by the Board, the terms of which specifically provide that such securities rank senior to the Series B Preferred Stock with respect to distributions upon liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends (collectively the “Senior Securities”), (ii) on a parity with the Corporation’s Series A Redeemable Cumulative Preferred Stock and all classes and series of Preferred Stock of the Corporation established by the Board, the terms of which specifically provide that such securities rank on a parity with the Series B Preferred Stock with respect to distributions upon liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends (collectively referred to herein as the “Parity Securities”), and (iii) senior to the Corporation’s Junior Securities.  For purposes hereof, “Junior Securities” means all series and classes of Common Stock and all other classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding that are expressly designated as being junior to the Series B Preferred Stock with respect to distributions upon liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends.

3.                                       Dividends.

(a)                                  Series B Preferred Stock.

(i)                                     Amount.  On the last business day of June in each calendar year (the “Dividend Accrual Date”), the holder of record of each share of the Series B Preferred Stock as their names appear in the stock register of the Corporation on such date shall become entitled to receive (when, as and if declared by the Board) a dividend (the “Annual Dividend”) equal to the sum of (i) ten percent (10%) of the Series B Stated Value of such share (pro-rated for any portion of a full year that such share shall have been issued and outstanding) plus (ii) ten percent (10%) of the Unpaid Dividend Amount (as defined below) as of the previous Dividend Accrual Date.  The “Unpaid Dividend Amount” with respect to each share of the Series B Preferred Stock shall be equal to the aggregate of all Annual Dividends that the holder of such share shall have theretofore become entitled to receive for such share but that shall not have been declared and paid by the Board.

(ii)                                  Accumulation and Time of Payment.  Dividends on each share of the Series B Preferred Stock shall be cumulative and shall accrue from day to day, computed on the basis of a year of 360 days, whether or not earned or declared, commencing with the date of issue of such share.  Dividends shall be payable annually, when, as and if declared by the Board.

(iii)                               Payment of Accumulated Dividends.  Accumulated dividends not paid on prior Dividend Accrual Dates may be declared by the Board and paid to the holders of record of outstanding shares of Series B Preferred Stock as their names shall appear on the stock register of the Corporation as of a record date to be established by the Board, which record date shall be not more than sixty (60) nor less than thirty (30) days preceding the date of payment, whether or not such date is a Dividend Accrual Date.  Holders of outstanding shares of Series B Preferred Stock shall not be entitled to receive any dividends in excess of the aggregate amount of Annual Dividends to which such holders are then entitled as provided in this Section 3(a).

(iv)                              Restrictions on Payment of Dividends.  Notwithstanding anything contained herein to the contrary, no dividends on shares of Series B Preferred Stock shall be declared by the Board or paid or set apart for payment by the Corporation: (i) unless, prior to or concurrently with such declaration, payment or setting apart, all accrued and unpaid dividends, if any, on shares of Senior Securities shall have been paid or declared and set apart for payment through the dividend payment period with respect to such Senior Securities which next precedes or coincides with the Dividend Accrual Date; or (ii) at such time as such declaration, payment or setting apart is prohibited by the DGCL; or (iii) at such time as the terms and provisions of any contract or other agreement of the Corporation or any of its subsidiaries (other than any contracts between or among the Corporation and its subsidiaries or between or among the subsidiaries of the Corporation (the “Intercompany Agreements”)) entered into or assumed providing financing (including acquisition financing) or working capital to the Corporation or any of its subsidiaries (whether or not entered into prior to, at or after the issuance of the Series B Preferred Stock), specifically prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder.  Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series B Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series B Preferred Stock for all past dividend periods and the then current dividend period.  When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series B Preferred Stock, all dividends declared upon the Series B Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series B Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other.

4.                                       Restrictions on Payments.  So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not (i) declare, pay or set apart for payment any dividend on, or make any distribution in respect of, Junior Securities or any warrants, rights, calls or options exercisable or convertible into any Junior Securities, either directly or indirectly, whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends solely in the form of a particular class or series of Junior Securities, or warrants, rights or options exercisable for such Junior Securities, to holders of such Junior Securities), (ii) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption, retirement or other acquisition for value of any of, or redeem, purchase, retire or otherwise acquire for value any of, the Junior Securities (other than as a result of a reclassification of Junior Securities or the exchange or conversion of one class or series of Junior Securities for or into another class or series of Junior Securities) or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or (iii) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase, redeem, retire or otherwise acquire for value any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities; provided, however, that the restrictions of this Section 4 may be waived by the affirmative vote of a majority of the outstanding shares of Series B Preferred Stock; provided further, however, that the restrictions of this Section 4(a) shall not apply to the purchase of shares of Junior Securities under Section 4 of that certain Securityholders Agreement dated as of May 28, 2008 among the Corporation and certain of its stockholders and optionholders, as the same may be supplemented, amended or otherwise modified from time to time (the “Securityholders Agreement”) or  out of the net cash proceeds derived by the Corporation out of a prior or substantially contemporaneous issuance of Junior Securities that does not diminish the rights or privileges of the Series B Preferred Stock.

5.                                       Liquidation Preference.

(a)                                  The Series B Liquidation Preference.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, whether such assets are capital or surplus or otherwise and whether or not any dividends in respect of the Series B Preferred Stock have been declared, an amount per share outstanding equal to the sum of (x) the Series B Stated Value plus (y) all accrued but unpaid dividends thereon accruing from the date of issuance thereof to the date fixed for liquidation, dissolution or winding up (the “Series B Liquidation Preference”), before any payment shall be made or any assets distributed to the holders of Junior Securities.  If the assets of the Corporation are not sufficient to pay in full the liquidation preference payable to the holders of outstanding shares of the Series B Preferred Stock and any other Parity Securities, then the holders of all such securities shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which the holders of outstanding shares of Series B Preferred Stock and the holders of outstanding shares of such other securities are entitled were paid in full.  Nothing herein contained shall be deemed to prevent redemption of shares of the Series B Preferred Stock by the Corporation in the manner provided in Sections 6 and 7 hereof.  The Series B Liquidation Preference with respect to each outstanding fractional share of Series B Preferred Stock shall be equal to a ratably proportionate amount of the Series B Liquidation Preference with respect to each outstanding share of Series B Preferred Stock.  All payments for which this Section 5(a) provides shall be in cash, property (valued at its fair market value, as determined by an independent nationally recognized investment banking firm selected by the Corporation) or any combination thereof; provided, however, that no cash shall be paid to holders of Junior Securities unless each holder of the outstanding shares of Series B Preferred Stock has been paid in cash the full amount of the Series B Liquidation Preference to which such holder is entitled as provided herein.  After payment of the full amount of the Series B Liquidation Preference to which each holder is entitled, such holders of shares of Series B Preferred Stock will not be entitled to any further participation in any distribution of the assets of the Corporation.

(b)                                 Events Not Constituting Liquidation.  For the purposes of this Section 5, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into any other corporation, nor any other Change of Control, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

6.                                       Redemption.

(a)                                  Optional Redemption of Series B Preferred Stock.  Subject to the restrictions set forth in Section 6(d) hereof, the Corporation may, at the option of the Board, at any time or from time to time, in whole or in part, redeem the shares of Series B Preferred Stock at the time outstanding out of funds legally available therefor, upon notice given as hereinafter specified and on such date as specified in such notice, at a redemption price (the “Series B Redemption Price”) equal to the sum of (x) the Series B Stated Value per share, plus (y) all accrued and unpaid dividends thereon to the date fixed for such redemption.

(b)                                 Mandatory Redemption of Series B Preferred Stock.  Subject to the restrictions set forth in Section 6(d) hereof, prior to or concurrent with a Change of Control, the Corporation shall redeem all, but not less than all, the shares of Series B Preferred Stock at the time outstanding out of funds legally available therefor, upon notice given as hereinafter specified and on such date as specified in such notice, at the Series B Redemption Price.

(c)                                  Manner of Redemption.  Notice of redemption of outstanding shares of Series B Preferred Stock pursuant to Section 6(a) or (b) shall be sent by or on behalf of the Corporation to the holders of record of outstanding shares of Series B Preferred Stock selected for redemption in the manner provided in Section 7(b) hereof.  If, as a result of a redemption pursuant to Section 6(a), a holder would be left with a fraction of a share of Series B Preferred Stock, the Corporation shall redeem the number of shares of such holder that it otherwise would redeem rounded up or down, in the Corporation’s sole discretion, to the nearest whole number.

(d)                                 Restrictions on Redemptions.  No shares of Series B Preferred Stock shall be redeemed in whole or part under Section 6(a) or (b) hereof: (i) at any time that such redemption is prohibited by the DGCL; (ii) at any time that the terms and provisions of any contract or other agreement of the Corporation or any of its subsidiaries (other than Intercompany Agreements) entered into or assumed providing financing (including acquisition financing) or working capital to the Corporation or any of its subsidiaries (whether or not entered into prior to, at or after the issuance of the Series B Preferred Stock), specifically prohibits such redemption or provides that such redemption would constitute a breach thereof or a default thereunder; or (iii) at any time that the Corporation shall be in default in respect of any of its redemption obligations on or under Senior Securities.

(e)                                  Priority.  The Corporation shall take no action that would otherwise require the Corporation to redeem any outstanding shares of Series B Preferred Stock pursuant to Section 6(a) or (b) hereof (each a “Redemption Obligation”) if at such time the Corporation is unable to discharge its Redemption Obligation; provided, however, that if the Corporation fails to discharge any Redemption Obligation (without regard to the circumstances pursuant to which such Redemption Obligation arose), (x) the Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Redemption Obligation, and (y) so long as such Redemption Obligation shall be outstanding but shall not be fully discharged, the Corporation shall not (i) declare, pay or set apart for payment any dividend on, or make any distribution in respect of, the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, either directly or indirectly, whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends of a particular class or series of Junior Securities, or warrants, rights or options exercisable for such Junior Securities, to holders of such Junior Securities), or (ii) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption, retirement or other acquisition for value of any of, or redeem, purchase, retire or otherwise acquire for value any of, the Junior Securities (other than as a result of a reclassification of Junior Securities or the exchange or conversion of one class or series of Junior Securities for or into another class or series of Junior Securities, other than through the use of the proceeds of a substantially contemporaneous sale of other Junior Securities) or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or (iii) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase, redeem, retire or otherwise acquire for value any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities; provided, however, that the foregoing restrictions shall not apply to the purchase of shares of the Corporation’s Junior Securities under Section 4 of the Securityholders Agreement or out of the net cash proceeds derived by the Corporation out of a prior or substantially contemporaneous issuance of Junior Securities that does not diminish the rights or privileges of the Series B Preferred Stock.  When a Redemption Obligation shall be outstanding and shall not be fully discharged and a redemption obligation shall be outstanding and shall not be fully discharged on Parity Securities, all redemptions of the Series B Preferred Stock and any such Parity Securities shall be made pro rata so that the number of shares of Series B Preferred Stock and such Parity Securities redeemed shall in all cases bear to each other the same ratio that the Series B Redemption Price and the redemption price for such Parity Securities bear to each other.

7.                                       Procedure for Redemption.

(a)                                  Selection.  In the event that fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed pursuant to Section 6(a) or 7 hereof, the number of shares to be redeemed shall be determined by the Board at its sole option and, with respect to such redemption, subject to compliance with Section 6(d), shall be redeemed pro rata among all holders of the Series B Preferred Stock.

(b)                                 Notice.  If the Corporation elects to redeem shares of Series B Preferred Stock pursuant to Section 6(a) or (b), notice of every such election shall be mailed by first class mail, postage prepaid, not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for such redemption (the “Redemption Date”) addressed to the holders of record of the shares to be redeemed, as the case may be, at their respective addresses as they shall last appear on the books of the Corporation; provided, however, that the failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the redemption of any shares so to be redeemed except as to the holder to whom the Corporation has failed to give such notice or except as to the holder to whom such notice does not comply with this Section 7(b).  Each such notice shall state: (i) the Redemption Date; (ii) that shares of Series B Preferred Stock are to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed; (iii) the Series B Redemption Price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Series B Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date, as applicable.

(c)                                  Effect of Redemption.  Notice having been mailed as aforesaid, from and after the payment of the Series B Redemption Price, in full, on the Redemption Date, dividends on the shares of Series B Preferred Stock so called for redemption shall cease to accrue, and the shares of Series B Preferred Stock shall no longer be deemed to be outstanding and shall be retired and shall have the status of authorized but unissued shares of Preferred Stock, unclassified as to series, and shall not be reissued as shares of Series B Preferred Stock and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Series B Redemption Price as provided in Section 6 and any accrued and unpaid dividends with respect to the Series B Preferred Stock, in cash as provided in Section 7) shall cease and terminate.  In the event of redemption, if notice of redemption, which shall otherwise comply in all respect with Section 7(b) hereof, shall have been mailed and if prior to the Redemption Date all said funds necessary for such redemption shall have been irrevocably deposited in trust, for the account of the holders of the shares of the Series B Preferred Stock to be redeemed (and so as to be and continue to be available therefor), with a bank or trust company named in such notice, then at such time, all shares of the Series B Preferred Stock with respect to which such notice shall have been so mailed and such deposit shall have been so made, shall be deemed to be no longer outstanding and all rights with respect to such shares of the Series B Preferred Stock shall forthwith upon such deposit in trust cease and terminate (except the right of the holders thereof on or after the Redemption Date to receive from such deposit the Series B Redemption Price) (it being understood that dividends shall be deemed to have accrued on such shares of Series B Preferred Stock until the Redemption Date specified in such notice, irrespective of whether such shares shall be outstanding as of such date).  In case the holders of shares of the Series B Preferred Stock that shall have been called for redemption shall not within two years (or any longer period if required by law) after the Redemption Date claim any amount so deposited in trust for the redemption of such shares, such bank or trust company shall, upon demand and if permitted by applicable law, pay over to the Corporation any such unclaimed amount so deposited with it and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Corporation for payment of the Series B Redemption Price thereof.  Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), the Series B Redemption Price provided in Section 6 and any cash to be delivered by the Corporation pursuant to Section 7 shall be delivered to the registered holder of such certificates.  In case fewer than all the shares of Series B Preferred Stock represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

8.                                       Voting Rights.  Except as specifically set forth herein or in the DGCL, the holders of shares of Series B Preferred Stock shall not be entitled to any voting rights with respect to any matters voted upon by stockholders of the Corporation.

9.                                       Section Headings.  Section headings are for convenience of reference only and shall not constitute a part of this Certificate of Designations or be referred to in connection with the interpretation or construction hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, NuCO2 Parent Inc. has caused this Certificate of Designations to be executed on its behalf by its General Counsel and Secretary, Eric M. Wechsler, and attested to by its Vice President and Assistant Secretary, Timothy J. Hart, this 30th day of December, 2008.

NuCO2 PARENT INC.

By:	/s/ Eric M. Wechsler
	Name:	Eric M. Wechsler
	Title:	General Counsel and Secretary

THE UNDERSIGNED, the Assistant Secretary of NuCO2 Parent Inc., hereby acknowledges, in the name and on behalf of said corporation, the foregoing Certificate of Designations to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof or otherwise required to be verified under oath are true in all material respects, under the penalties of perjury.

By:	/s/ Timothy J. Hart
	Name:	Timothy J. Hart
	Title:	Vice President and Assistant Secretary